CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FORTRESS INTERNATIONAL GROUP, INC.

Fortress International Group, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The Second Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended (the “Certificate of Incorporation”), is hereby further amended by deleting Article FIRST thereof in its entirety and the following is substituted in lieu thereof:

“FIRST: Name. The name of this corporation is TSS, Inc. (the “Corporation”).”

SECOND: The foregoing amendment to the Certificate of Incorporation herein certified has been duly approved and adopted in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on June 6, 2013.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 5th day of June, 2013.

FORTRESS INTERNATIONAL GROUP, INC.

By:	/s/ Maura McNerney
Maura McNerney
Chief Financial Officer